Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Corporation Reports Records
For First Quarter and
Raises 2004 EPS Guidance

•	Diluted EPS Increased 67% to $1.92

•	Pre-tax Margin Improves 123 Basis Points

•	Home closing revenue Up 49% to $424 Million

•	Dollar Value of New Home Orders Rises 43%

•	Dollar Value of Backlog Up 35%

•	2004 Diluted EPS Guidance Raised to $8.25 to $8.50

     Dallas and Scottsdale, Arizona (April 20, 2004) – Meritage Corporation (NYSE: MTH) today announced first quarter records for net earnings and earnings per diluted share for the three months ended March 31, 2004, complementing previously announced all-time quarterly records for new home orders and backlog.

     “Meritage’s first quarter record-setting performance continues to validate our growth strategy”, said John R. Landon, Co-Chairman and Co-CEO, “Net earnings rose 71% to $26.9 million and diluted earnings per share increased 67% to $1.92 over the first quarter of 2003. With the dollar value of orders up 43% and the dollar value of backlog up 35% over first quarter 2003, we anticipate that 2004 will be our 17th consecutive year of record revenue and earnings. Accordingly, we are raising our full-year 2004 EPS guidance to a level that represents a 21% to 24% improvement over our 2003 results.”

1st Quarter Earnings / 2

Summary Operating Results
(Unaudited)

	Three Months Ended March 31
	(in thousands, except per share data)
	2004	2003	% Change
Home closing revenue	$423,502	$283,410	49%
Net earnings	$26,919	$15,773	71%
Diluted EPS	$1.92	$1.15	67%

     Meritage announced that the number of home closings were up 38% and home closing revenue was up 49% to 1,569 and $424 million, respectively, both first quarter records. “In addition to successfully executing our growth strategy during the first quarter by growing the top line, we also expanded our pre-tax margin,” stated Steven J. Hilton, Co-Chairman and Co-CEO. “During the quarter, our gross margin decreased a slight 24 basis points to 19.6%, but was up 32 basis points before the impact of a $1.8 million purchase accounting adjustment related to our Citation Homes acquisition and by a small increase in interest amortization, both of which are included in our cost of closings. However, our ability to leverage SG&A expenses more than offset this change, as our pre-tax margin expanded 123 basis points from 9.0% in last year’s first quarter to 10.3% this quarter.”

     “Meritage continues to produce strong returns on capital while employing prudent financial leverage,” added Mr. Landon. The Company generated after-tax returns on average assets and equity of 11.5% and 27.7%, respectively. EBITDA was $52.9 million, up 69% from last year’s first quarter, and EBITDA as a percentage of total revenue improved from 11.1% during the first quarter of 2003 to 12.5% this quarter. Meritage’s net debt-to-capital ratio was 45% at March 31, 2004 versus 46% a year earlier, while the EBITDA to interest incurred ratio was 7.0 times, and the trailing four-quarter debt-to-EBITDA ratio 1.9 times, compared to 7.3 times and 2.1 times, respectively, in the same period a year ago. At quarter-end, Meritage had $93 million in borrowings and $42 million in letters of credit outstanding on its $400 million bank credit facility, resulting in an unused commitment of $265 million, of which $137 million was available to borrow as determined by the borrowing base limitations defined in the Company’s bank agreements.

     “The outlook for the balance of the year has improved further as a result of the previously announced new orders and backlog,” continued Mr. Hilton. The number of homes ordered increased 39% from the first quarter of 2003 to 2,193, the first time in Meritage’s history that it recorded more than 2,000 orders in one quarter. The dollar value of new home orders increased 43% to $592 million, while the number of homes in backlog at March 31, 2004 rose 30% to 3,279, and the dollar value of homes in backlog rose 35% to $900 million, all of which are all-time records.

     “Orders are benefiting from our success in opening new communities, with the number of actively-selling communities reaching 129 at March 31, 2004, up 21% from 107 a year earlier,” said Mr. Landon. “Having the right product in the right locations and strong market conditions contributed to an average of

1st Quarter Earnings / 3

17.0 orders per community during the first quarter of this year, up 15% from 14.8 during the prior year’s quarter. We are targeting an increase in our community count to 145 to 150 by year-end 2004. Meritage has an ample supply of quality lots to support these growth plans, with approximately 35,200 lots under control at March 31, 2004, up 31% from the 26,854 under control at March 31, 2003, representing an approximate 5 year supply. Reflecting our conservative operating policies, we control about 87% of these lots using option contracts.”

     “While we are optimistic regarding another year of quality growth for Meritage and other public homebuilders in 2004, it is apparent that many equity investors are concerned about the potential for rising interest rates. Our optimism is based on the low absolute level and diminished swings in interest rates, a broadened array of mortgage products available to our buyers, and the constrained supply of land that limits overbuilding and benefits larger builders with strong financial resources. We look forward to demonstrating that our long record of growth is supported by strong fundamentals and not just low interest rates. We are heartened by recent signs of improved job growth and believe that ultimately more jobs will maintain a strong level of housing demand,” continued Mr. Hilton.

     “Based on these positive industry factors and our tremendous first quarter results, we anticipate closing approximately 7,000 homes and generating about $1.8 billion in revenue in 2004, up 24% and 22%, respectively, over 2003. We expect this revenue to produce earnings in the range of $8.25 to $8.50 per diluted share for the year, representing an increase of 21% to 24% over 2003. This is an increase from our previous guidance of $7.50 to $7.85 per diluted share. We expect our second quarter earnings per diluted share will be up approximately 10% over last year’s second quarter, resulting in the first half of 2004 being 34% ahead of the same period in 2003, as we anticipate our closings for the remainder of the year will be weighted more toward the second half,” concluded Mr. Landon.

     Meritage will hold a conference call on Wednesday, April 21, 2004, at 11:00 am EST to discuss its 2004 first quarter earnings. To participate in the call, please dial in at least five minutes prior to the start time. The domestic dial-in number is 800-500-0311, and the international dial-in number is 719-457-2698. The conference call and presentation can be accessed through the Company’s website at www.meritagehomes.com. The call may also be accessed through CCBN for two weeks at www.fulldisclosure.com. A replay of the call will be available from 2:00 pm EST April 21, 2004, through 12:00 midnight EST April 28, 2004. The domestic replay telephone number is 888-203-1112, and the international replay telephone number is 719-457-0820.

About Meritage Corporation

     Meritage Corporation is one of the nation’s largest single-family homebuilders, and is traded on the NYSE, symbol: MTH. Fortune recently named Meritage to its “Fortune 1000” list of America’s largest corporations and included the Company as a “top pick from 50 great investors” in its Investor’s Guide 2004. Additionally, Meritage is ranked No. 11 of Fortune’s Fastest Growing Companies in America, its third

1st Quarter Earnings / 4

appearance on this list in five years. The Company is included in the S&P SmallCap 600 Index and appears on Forbes’ “Platinum 400” list and is part of an elite group of only five companies on the list that have exceeded 50% in five-year annualized total return. In its 18-year history the Company has built approximately 29,000 homes, ranging from entry-level to semi-custom luxury. Meritage operates in fast-growing states of the Southern and Western U.S., including five of the top ten single-family housing markets in the country. The Meritage web site is located at www.meritagehomes.com.

Meritage Corporation and Subsidiaries
Operating Results
(In Thousands Except Per Share Data)

	Quarter Ended
	March 31,
	(Unaudited)
	2004	2003
Operating Results:
Home closing revenue	$423,502	$283,410
Gross profit	83,163	56,354
Commissions and other sales costs	(25,833)	(19,745)
General and administrative expenses	(16,056)	(12,212)
Other income, net	2,189	1,209

Pre-tax earnings	43,463	25,606
Income taxes	(16,544)	(9,833)

Net earnings	$26,919	$15,773

Earnings Per Share:
Basic :
Earnings per share	$2.03	$1.21
Weighted average shares outstanding	13,234	13,041
Diluted :
Earnings per share	$1.92	$1.15
Weighted average shares outstanding	14,052	13,683

1st Quarter Earnings / 5

	Quarter Ended
	March 31,
	(Unaudited)
	2004	2003
EBITDA Reconciliation (1):
Net earnings	$26,919	$15,773
Income taxes	16,544	9,833
Interest	6,682	4,031
Depreciation	2,335	1,481
Amortization	412	236

EBITDA	$52,892	$31,354

(1)	EBITDA represents net earnings before interest expense, interest amortized to cost of sales, income taxes, depreciation, amortization and extraordinary items. EBITDA is a non-GAAP financial measure. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States of America. Pursuant to the requirements of Regulation G, we have provided a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

EBITDA is presented here because it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and we believe is a financial measure widely used by the homebuilding industry. EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use, nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles in the United States of America.

Meritage Corporation and Subsidiaries
Balance Sheets
(in Thousands)

	March 31, 2004
	(Unaudited)	December 31, 2003
Total assets	$1,020,412	$954,539
Real estate	696,375	678,011
Consolidated real estate not owned	32,303	18,572
Cash and cash equivalents	11,690	4,799
Total liabilities	579,544	542,644
Loans payable and senior notes	381,721	351,491
Stockholders’ equity	440,868	411,895

1st Quarter Earnings / 6

Meritage Corporation and Subsidiaries Operating Data
($ in thousands)

		As of And For The
		Quarter Ended March 31
	2004		2003
	Homes	$	Homes	$
Homes Ordered:
Texas	947	199,857	791	161,135
Arizona	807	208,388	447	123,653
California	365	159,831	180	89,775
Nevada	74	23,923	164	38,301

Total	2,193	591,999	1,582	412,864

Homes Closed:
Texas	730	157,272	606	121,503
Arizona	381	97,932	250	67,125
California	307	130,870	158	67,303
Nevada	151	37,428	122	27,479

Total	1,569	423,502	1,136	283,410

Order Backlog:
Texas	1,336	284,004	1,270	258,531
Arizona	1,258	348,815	663	200,683
California	538	227,290	355	159,399
Nevada	147	40,133	228	48,605

Total	3,279	900,242	2,516	667,218

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     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements concerning our expectation of record results in 2004, our anticipated closings, revenue and earnings per share for the second quarter and full year 2004, the number of communities we will have at year-end and the sufficiency of our lot inventory to support our growth goals. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

     Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the availability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indenture for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to expand pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles which govern ‘variable interest entities’ (FIN 46R), including our ability to use rolling option contracts and long-term purchase agreements to control land for future development, limitations on our ability to engage in such transactions with certain land sellers and the possibility that we may need to record more land and liabilities on our balance sheet; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K Report for the year ended December 31, 2003 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Factors That May Affect Our Future Results and Financial Condition”. As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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